                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            Simulation Sciences Inc.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   829213107
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                                 (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages
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CUSIP NO.  829213107                SCHEDULE 13G              Page 2 of 5 Pages


   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Simulation Sciences Inc. 401(k) Plan
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [  ]
                                                                    (b)    [  ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                     1,034,800
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,034,800
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.319%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
            EP
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT



SEC 1745 (2-95)




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CUSIP No. 829213107                                           Page 3 of 5 Pages



ITEM 1.

         (a)     NAME OF ISSUER:   Simulation Sciences Inc.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 601 Valencia Avenue, #100
                 Brea, CA  92823

ITEM 2.

         (a)     NAME OF PERSON FILING:

                 Simulation Sciences Inc. 401(k) Plan


         (b)     ADDRESS OF PRINCIPAL OFFICE:

                 601 Valencia Avenue, #100
                 Brea, CA  92823

         (c)     CITIZENSHIP:

                 California

         (d)     TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)     CUSIP NUMBER:  829213107

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         (a)     [ ] Broker or Dealer registered under Section 15 of the Act

         (b)     [ ] Bank as defined in section 3(a)(6) of the Act

         (c)     [ ] Insurance Company as defined in section 3(a)(19) of
                     the Act

         (d)     [ ] Investment Company registered under section 8 of the
                     Investment Company Act

         (e)     [ ] Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940

         (f)     [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see section
                     240.13d-1(b)(1)(ii)(F)

         (g)     [ ] Parent Holding Company, in accordance with section
                     240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)     [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  Ownership

         (a)     AMOUNT BENEFICIALLY OWNED:

                 1,034,800

         (b)     PERCENT OF CLASS:  7.319%





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CUSIP No. 829213107                                           Page 4 of 5 Pages


             (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                          (i)   Sole power to vote or to direct the vote:                                 0
                         (ii)   Shared power to vote or to direct the vote:                       1,034,800
                        (iii)   Sole power to dispose or direct the disposition of :                      0
                         (iv)   Shared power to dispose or direct the disposition of:                     0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A



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CUSIP No. 829213107                                           Page 5 of 5 Pages

ITEM 10.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 9, 1998
                                             --------------------------------
                                                           Date

                                                   /s/ CAROLE MORRIS
                                             --------------------------------
                                                         Signature

                                                       Carole Morris
                                             --------------------------------
                                                        Name/Title
                                             Director
                                             Human Resource Operations